Press Release	Exhibit 99.1

En Pointe Technologies, Inc. Reports Financial Results for the Third Quarter of Fiscal 2004

•	Fourth Consecutive Profitable Quarter

•	Quarterly Revenue up 18% Over Prior Year’s Quarter

•	Earnings of $0.07 per Share

Los Angeles, CA – Aug. 6 /PRNewswire-FirstCall/ — En Pointe Technologies, Inc. (NASDAQ:ENPT), a leading national provider of business-to-business information technology products and services, today announced consolidated results for its third quarter and first nine months of fiscal 2004 ended June 30, 2004. Total revenue in the third quarter of fiscal 2004 was $82.9 million, an increase of $12.9 million, or 18.4%, over the $70.0 million generated in the third quarter of fiscal 2003. Net income for the third quarter of fiscal 2004 was $477,000, or $0.07 per basic and diluted share, an improvement of $868,000 over the net loss of $391,000, or $0.06 per share net loss, reported in the third quarter of fiscal 2003.

Net income for the first nine months of fiscal 2004 was $923,000, or $0.14 per basic and $0.13 per diluted share, a $3.7 million improvement over the net loss of $2.8 million, or $0.41 per share net loss, reported for the first nine months of fiscal 2003. Total revenue in the first nine months of fiscal 2004 was $207.7 million compared to $217.6 million reported for the same period in fiscal 2003.

“We are extremely pleased to report our fourth sequential quarter of profitability and, at the same time, report the highest quarterly revenue in three years,” said Bob Din, President and CEO of En Pointe Technologies, Inc. “The revenue growth we experienced in the third quarter of fiscal 2004 came from both a resurgence of product sales and growth in our service business primarily with our existing customers. Improved sales to state and local government customers were a significant contributor to our product sales in the quarter ended June 30, 2004. In addition, our sales force successfully secured numerous new product sales accounts in various parts of the country.”

Product sales increased to $72.0 million in the quarter ended June 30, 2004 from $60.6 million in the quarter ended June 30, 2003, an increase of 18.8%. Product sales in the first nine months of fiscal 2004 were $175.0 million compared to $190.9 million in the first nine months of fiscal 2003. The majority of the year-to-date decline resulted from relatively low-margin sales of software licenses in the first nine months of fiscal 2003 that were not repeated in the first nine months of fiscal 2004. Gross margins realized on product revenues were 7.4% and 7.2% for the quarter and nine month periods ended June 30, 2004, respectively.

Service revenue for the quarter ended June 30, 2004 was $10.9 million, an increase of 15.7% over the $9.4 million reported for the quarter ended June 30, 2003. Revenue from services totaled $32.7 million in the first nine months of fiscal 2004, representing an increase of 22.8% over the $26.7 million reported for the first nine months of fiscal 2003. Gross margins realized on service revenues were 37.8% and 42.2% for the quarter and nine month periods ended June 30, 2004, respectively. The Company anticipates that service revenues will be adversely affected in the next sequential quarter from the completion of substantially all of its service engagements with one of its major service customers that delivered $0.9 million in service sales for the June 2004 quarter and $3.3 million year-to-date. However, En Pointe continually pursues new service opportunities and believes that it will be able to replace a considerable portion of the reduced service revenue from such customer with new service engagements in the future quarters.

Operating expenses declined by $442,000, or 4.8%, to $8.8 million in the quarter ended June 30, 2004 from $9.2 million in the quarter ended June 30, 2003. At $25.1 million, operating expenses for the first nine months of fiscal 2004 declined by $3.8 million, or 13.2%, from the $28.9 million reported for the first nine months of fiscal 2003. The majority of the year-over-year reduction in operating expenses can be attributed to the Company’s continued effort to improve cost controls and more efficient use of its resources.

As of June 30, 2004, En Pointe owned an approximate one-third interest in Premier BPO, Inc. (formerly known as En Pointe Global Services, Inc.), an offshore business process outsourcing provider and had also extended a note receivable in the principal amount of $600,000. Subsequent to the end of the third quarter, En Pointe invested an additional $500,000 in common stock of Premier BPO, increasing its ownership to approximately 39% of Premier BPO’s outstanding capital stock, and agreed to convert the principal and interest of its $600,000 note receivable into preferred stock of such entity.

Due to the structure of Premier BPO’s capitalization and financing and the application of FIN 46 — Financial Accounting Standards Board Interpretation No. 46 “Accounting for Consolidation of Variable Interest Entities,” the Company recognized nearly all of the losses generated by Premier BPO and may be required to do so in future periods. Premier BPO’s losses included in the Company’s consolidated financial statements as SG&A expenses for the three and nine months ended June 30, 2004 totaled $329,000 and $693,000 respectively.

The Company generated a consolidated operating profit of $668,000 in the quarter ended June 30, 2004, a $0.9 million improvement over the operating loss reported for the quarter ended June 30, 2003. En Pointe’s consolidated operating profit for the nine-month period ended June 30, 2004 was $1.4 million, an improvement of nearly $4.0 million over the operating loss reported for the same period in fiscal 2003.

About En Pointe Technologies, Inc.

En Pointe Technologies, Inc. is a leading national provider of information technology products, e-business solutions and professional services to medium and large commercial customers and government and educational accounts of all sizes. A state-of-the-art e-commerce network electronically links En Pointe, via AccessPointeTM and its back-office business systems, to the largest distributors and manufacturers in the industry. En Pointe offers direct on-line access to several billion dollars of mainstream IT products available in the US while eliminating the risks associated with carrying significant inventory. Its flagship software AccessPointeTM provides En Pointe’s customers with the ability to create private electronic exchanges, accessed through the Web, procurement applications or ERP systems, to efficiently manage the procurement process and allow the Company’s customers to make fully informed strategic buying decisions. En Pointe Professional Services offers value added services such as: Pre-sales consulting, Technology Planning and Management, which includes — integration, configuration, deployment and migration, Helpdesk Support Services, Project and Program Management, and Infrastructure Support and Maintenance.

En Pointe, a minority business enterprise (MBE), is represented nationally with a concentration in over 17 sales and service markets throughout the United States, as well as a value-added ISO 9001:2000 certified integration operation in Ontario, California. Please visit En Pointe at www.enpointe.com.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, En Pointe Technologies, or its representatives, have made or may make forward-looking statements, orally or in writing. The words “estimate,” “project,” “potential,” “intended,” “expect,” “anticipate,” “believe” and similar expressions or words are intended to identify forward-looking statements. Such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions. Reference is hereby made to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003, for information regarding those factors and conditions. Among the important factors that could cause actual results to differ materially from management’s projections, estimates and expectations include, but are not limited to: Changing economic influences in the industry; dependence on key personnel; actions of manufacturers and suppliers; and, availability of adequate financing.

All trademarks and service marks are the property of their respective owners.

To contact En Pointe regarding any investor matters, please contact:

Javed Latif
Chief Financial Officer and
Sr. Vice President, Operations
En Pointe Technologies, Inc.
Phone: (310) 725-5212
Fax: (310) 725-9786
ir@enpointe.com

To contact En Pointe regarding any sales or customer matters, please e-mail us at:
sales@enpointe.com or contact us by phone at (310) 725-5200.

En Pointe Technologies, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30,	September 30,
	2004	2003
ASSETS:
Current assets:
Cash	$2,289	$3,218
Restricted cash	161	70
Accounts receivable, net	45,443	35,123
Inventories, net	8,470	5,746
Prepaid expenses and other current assets	831	413

Total current assets	57,194	44,570
Property and equipment, net	5,376	5,988
Other assets	796	1,097

Total assets	$63,366	$51,655

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable, trade	$21,298	$12,642
Borrowings under lines of credit	13,365	11,326
Accrued liabilities	4,728	4,709
Other current liabilities	1,026	1,161

Total current liabilities	40,417	29,838
Long term liability	5,450	5,391

Total liabilities	45,867	35,229
Total stockholders’ equity	17,499	16,426

Total liabilities and stockholders’ equity	$63,366	$51,655

En Pointe Technologies, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three months ended		Nine months ended
	June 30,		June 30,
	2004	2003	2004	2003
Net sales
Product sales	$71,968	$60,598	$174,996	$190,939
Service sales	10,895	9,415	32,743	26,661

Total net sales	82,863	70,013	207,739	217,600
Cost of sales
Product	66,612	55,620	162,362	176,076
Service	6,779	5,419	18,922	15,172

Total cost of sales	73,391	61,039	181,284	191,248
Gross profit
Product gross profit	5,356	4,978	12,634	14,863
Service gross profit	4,116	3,996	13,821	11,489

Total gross profit	9,472	8,974	26,455	26,352
Selling and marketing expenses	5,794	6,747	16,972	21,320
General and administrative expenses	3,010	2,499	8,095	7,168
Legal settlement expense	—	—	—	393

Operating profit (loss)	668	(272)	1,388	(2,529)
Interest expense, net	211	182	628	590
Other income, net	(91)	(63)	(245)	(196)
Minority Interest	—	—	(19)	—

Income (loss) before income taxes and loss reversal income from affiliates	548	(391)	1,024	(2,923)
Provision for income taxes	71	—	101	—
Loss reversal income from affiliates	—	—	—	143

Net income (loss)	$477	$(391)	$923	$(2,780)

Net income (loss) per share:
Basic	$0.07	$(0.06)	$0.14	$(0.41)

Diluted	$0.07	$(0.06)	$0.13	$(0.41)

Weighted average shares outstanding:
Basic	6,792	6,720	6,729	6,720

Diluted	6,907	6,720	6,855	6,720